Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

FastFunds Financial Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

9,000,000,000 shares $0.001 par value Common Stock

6,000,000 shares $0.001 par value Preferred Stock

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

9,000,000,000 shares $0.001 par value Common Stock

6,000,000 shares $0.001 par value Preferred Stock

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share of newly issued $0.001 par value Common Stock for each 600 shares of old $0.001 par value Common Stock (1 for 600)

6. The provisions, if any, for the issuance of fractional shares, or the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded up.

7. Effective date and time of filing: (optional)      Date:          01/28/2015           Time:            12:01 am

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)